Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent (i) to the incorporation by reference in the Registration Statement on Form S-8 filed by Arkona, Inc. ("Arkona"), pertaining to the Arkona, Inc. 2001 Stock Incentive Plan of our report dated June 30, 2002 appearing in the Annual Report on Form 10-KSB for the year ended March 31, 2002 filed with the SEC on July 9, 2002, and (ii) to references to us under the heading "Information Required in the Registration Statement" in such Registration Statement and under the heading "Experts" in any Prospectus which is a part of such Registration Statement


                    /s/ Mantyla McReynolds
                        ----------------------------------------------
                        Mantyla McReynolds, a professional corporation Certified Independent Public Accountants


Salt Lake City, Utah
August 29, 2002